Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182448

Prospectus Supplement No. 6

(to Prospectus dated February 4, 2014)

5,750,000 SHARES

CURRENCYSHARES® SWEDISH KRONA TRUST

This Prospectus Supplement No. 6 amends and supplements our prospectus dated February 4, 2014 (the “Prospectus”), Prospectus Supplement No. 1 dated March 5, 2014, Prospectus Supplement No. 2 dated March 14, 2014, Prospectus Supplement No. 3 dated June 9, 2014, Prospectus Supplement No. 4 dated September 9, 2014, and Prospectus Supplement No. 5 dated March 13, 2015, and should be read in conjunction with, and must be delivered with, the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, and Prospectus Supplement No. 5.

Under “The Offering” on page 3 of the Prospectus, the fifth, sixth and seventh sentences under “Interest on deposits” are hereby replaced with the following:

The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, or below zero, based upon changes in the Stockholm Interbank Offered Rate for the Swedish Krona (“STIBOR”), other market conditions or the Depository’s liquidity needs. STIBOR is an effective overnight reference rate for the Swedish Krona; like the Federal Funds rate, it represents the interest rate banks charge each other on overnight loans. Although the Depository may consider STIBOR in setting the interest rate, the rate paid to the Trust may be lower than STIBOR, or may be zero, or below zero.

Under “Risk Factors” on page 9 of the Prospectus, the third sentence under “The interest rate paid by the Depository, if any, may not be the best rate available. If the Sponsor determines that the interest rate is inadequate, then its sole recourse is to remove the Depository and terminate the Deposit Accounts” is hereby replaced with the following:

The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, or below zero, based upon changes in STIBOR, other market conditions or the Depository’s liquidity needs.

The Prospectus shall remain unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is March 20, 2015